                                  Exhibit 10.3

                                             Recognition International Inc.
                                             Post Office Box 660204
                                             Dallas, Texas 75266-0204
                                             Tel 214 579 6000
                                             Fax 214 579 5799
RECOGNITION


                                August 18, 1994


Mr. Thomas A. Loose
7724 Glen Albens Circle
Dallas, Texas  75225


                     RE:  AMENDMENT OF EMPLOYMENT AGREEMENT


Dear Tom:

     The purpose of this letter is to amend your existing employment agreement with Recognition International Inc. (the "Company") dated as of November 1, 1989 the "Agreement") to reflect the arrangements we have discussed relating to your continued employment and eventual retirement. In order to accomplish your retirement plan, your duties as General Counsel of the Company will cease, and your Agreement is hereby amended as follows, effective as of November 1, 1994:

     1. "Recognition Equipment Incorporated" shall be changed to "Recognition International Inc." wherever it may appear in the Agreement.

     2. Paragraph 1 is amended by deleting the paragraph in its entirety and replacing it with the following:

               "During the Employment Period (as hereinafter defined), the Company shall employ the Employee as an employee, and the Employee shall serve the Company as Senior Vice President performing the functions as shall be designated by the Chief Executive Officer of the Company or attendant to the office that he may hold from time to time. Except during periods of illness, the Employee shall devote such business time to the business and affairs of the Company and the promotion of its interests as may be requested by the Chief Executive Officer, provided that such request shall not exceed one-half of usual and customary business time."

Mr. Thomas A. Loose
August 18, 1994
Page 2

     3. Paragraph 2.l is hereby amended by deleting the paragraph in its entirety and replacing it with the following:

               "The Employment Period shall mean the period commencing on November 1, 1994, and continuing until April 30, 1996, or until terminated by the Company pursuant to paragraph 2.2 hereof or terminated by Employee."

     4. Paragraph 3.1 is hereby amended by deleting such paragraph in its entirety and replacing it with the following:

               "The Company shall pay to the Employee for services to be rendered by the Employee hereunder a salary at the rate of $15,278 per month payable no less frequently than every month."

     5.   Paragraph 3.2 is hereby deleted in its entirety.

     6. Paragraph 3.3 is hereby renumbered as paragraph 3.2 and is amended by deleting the period at the end of the paragraph and adding the following:

               "except that Employee shall not accrue any vacation during the Employment Period and Employee shall not be eligible to participate in the Company's Executive Bonus Plan for fiscal year 1995 or thereafter."

     7. The phrase beginning with "(A)" appearing on the fifth line of paragraph 4.1 and ending on the tenth line immediately before "(B)" is hereby deleted and replaced by the following:

               "(A) without Employee's consent the Company assigns to the Employee duties materially inconsistent with his designated position,"

     8. The remainder of paragraph 4.1 commencing with "(a)" appearing on the 17th line of such paragraph is hereby deleted and replaced with the following:

               "$15,278 times the number of months equal to eighteen months less that number of full months from November 1, 1994 to the date of Employee's termination."

Mr. Thomas A. Loose
August 18, 1994
Page 3

     9. Paragraph 4.2 is hereby amended by deleting the words "Base Salary" appearing in the fifth line and substituting therefore the word "salary"; by deleting the clauses (ii) and (iii) appearing on the fifth, sixth and seventh lines in their entirety; by renumbering clauses (iv) and (v) as clauses (ii) and (iii); and by inserting in clause (iii), after the phrase "Board of Directors" the phrase "or the Compensation Committee of the Board of Directors".

     10. Paragraph 4.3 is hereby deleted in its entirety and replaced by the following:

               "4.3 If Employee's employment by the Company is terminated as a result of Employee's Disability, the Company will pay to Employee for the period beginning on the date of such termination and ending on April 30, 1996, a monthly disability benefit in an amount equal to that amount which, when added to the total amount of all benefits to which Employee may be entitled under any group benefit plan for employees of the Company that are payable as a result of such Disability, shall equal $15,278 per month."

     11.  A new paragraph 19 is hereby added as follows:

               "19. Retirement Benefits. Pursuant to the consent of the Compensation Committee of the Board of Directors of the Company, Employee shall receive benefits pursuant to
               Section 5.1.C of the Executive Benefit Plan, as amended and restated as of December 1, 1984 and as further amended on December 10, 1992, and pursuant to the related letter of acceptance executed by Employee and the Company dated January 15, 1985, as amended as to Employee as of May 27, 1992. The benefit payments shall be at the monthly rate of $9,476, shall commence on November 1, 1994, and shall be payable at least monthly thereafter in accordance with the terms of such plan."

     12.  A new paragraph 20 is hereby added as follows:

               "20.       Additional Benefits.  Upon termination of
               employment, Employee shall also receive the following benefits:

Mr. Thomas A. Loose
August 18, 1994
Page 4

               20.1 Employee will be given the option to convert the Split Dollar Life Insurance Policy on Employee's life to a personal policy owned by Employee pursuant to the provisions of the agreements between Employee and the Company relating to the policy.

               20.2       Pursuant to the Company's Corporate
               Incentive Plan (the "Plan"), the Compensation Committee determined that special circumstances were demonstrated that, in the judgment of the Compensation Committee, merited an increase in the period of exercisability of every option, other than Incentive Stock Options, held by Employee under the Plan on the date following Employee's termination so that each such option held by Employee shall, to the extent exercisable at the date of Employee's termination, be exercisable at any time prior to the expiration date of said option, or until October 31, 1997, whichever is the shorter period. Such determination constituted an amendment to each option agreement between Employee and the Company under the Plan.

               20.3 Employee will also be reimbursed on a monthly basis for the amounts which Employee must pay under COBRA in order to obtain certain benefits for Employee and Employee's family under the Company's Bene/Flex Plan for a period of 18 months following Employee's termination of employment."

13.  Paragraph 19 is hereby renumbered as paragraph 21.

All other provisions of the Agreement will remain in full force and effect.

Mr. Thomas A. Loose
August 18, 1994
Page 5

     If the foregoing amendment is acceptable to you, please so indicate by signing both enclosed copies of this letter in the space indicated and returning one signed copy to the Company.


                                                   Very truly yours,

                                             RECOGNITION INTERNATIONAL INC.



                                             By:  /s/ Robert A. Vanourek

                                             Name:  Robert A. Vanourek

                                             Title:  President & C.E.O.



Accepted and Agreed:



By:  /s/ Thomas A. Loose
       Thomas A. Loose